UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 17, 2011

GREENHOUSE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-156611	26-2903011
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5171 Santa Fe Street, Suite I San Diego, California	92109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 273-2626

Copies to:
Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Tel: 212-216-8085
Fax: 212-216-8001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.
Item 8.01.        Other Events.

On August 17, 2011, the Registrant entered in a letter agreement with certain of its holders of debentures in the aggregate amount of $1,194,254 (the “Holders”) whereby the Registrant and the Holders agreed to extend the due date of the August 1, 2011 payment of principal and interest in the aggregate amount of $119,425.37, to November 1, 2011.  In consideration for such extension, the Registrant agreed to issue the Holders a number of shares of the Registrant’s restricted common stock, par value $0.001 per share (the “Common Stock”) equal to $50,000.00 (the “Extension Shares”) divided by the closing bid price of the Common Stock on August 15, 2011.  If the market price of the Extension Shares does not equal $50,000 on November 1, 2011, the Registrant agreed to provide for the difference in additional shares of Common Stock or cash, at the Registrant’s option.  The Registrant also paid the Holders $4,000.00 for reimbursements of legal fees and expenses in connection with the Extension.

Item 3.02        Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act.  The issuance did not involve any public offering; no general solicitation or advertising was used in connection with the sale of the securities, and the Registrant has imposed appropriate limitations on resales.  There was no underwriter involved.  At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 22, 2011	GREENHOUSE HOLDINGS, INC.

	By:	/s/ Justin Farry
Name: Justin Farry
Title: Chief Financial Officer